Exhibit 23.6

Consent of Independent Auditors

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 9, 2012, with respect to the consolidated balance sheet of SJ Real Estate Investors, LLC and Subsidiaries as of December 31, 2011, and the related consolidated statements of operations, members' equity, and cash flows for the year then ended, incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas
June 21, 2012